Exhibit 10.5

July 15, 2015

PRIVATE AND CONFIDENTIAL

John Herbert

Re:	Compensation Arrangements

Dear Mr. Herbert:

We are writing to you today in order to confirm the terms of your compensation as a member of the Board of Directors (the “Board”) of Caliber Home Loans, Inc. (the “Company”). These terms are subject to future modification by the Company.

As compensation for your service on the Board, you shall be paid a fee in the amount of $75,000 per calendar year, on a pro-rated basis, commencing on the date you are formally appointed to the Board. The foregoing fees are payable in cash and will be paid to you quarterly in arrears.

In addition to the foregoing, you shall be covered by the Company’s errors and omissions insurance policy as a member of the Board, and your reasonable, documented, out-of-pocket travel and other expenses incurred in connection with your activities as a member of the Board shall be reimbursed to you by the Company from time to time.

CALIBER HOME LOANS, INC.

By:	/s/ Joe Anderson
Joe Anderson
Chief Executive Officer and Board Chair

Agreed to an accepted as of the date first written above:

/s/ John Herbert
Name: